Exhibit 99.3

Magna Entertainment Corp.

337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel (905) 726-2462
Fax (905) 726-2585

Magna Entertainment Corp. announces resignation of director

March 3, 2008, Aurora, Ontario, Canada......Magna Entertainment Corp. (“MEC”) (NASDAQ: MECA; TSX: MEC.A) today announced that Joseph De Francis has resigned as a director of MEC.  As previously announced, in September 2007 MEC, pursuant to an agreement with certain companies controlled by the De Francis family, exercised its option to acquire the remaining interest in The Maryland Jockey Club that it did not previously own.  Subsequent to the exercise of the option, Joseph De Francis resigned his position as Executive Vice-President of MEC.

Frank Stronach, MEC’s Chairman and Interim Chief Executive Officer, stated “I want to thank Joe for all of his hard work on behalf of MEC over the years and we wish him well in his future endeavors.”

MEC, North America’s largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law. MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet(R), a national Internet and telephone account wagering system, as well as MagnaBet(TM) internationally. Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TV, a 24-hour horse racing television network and TrackNet Media Group, LLC, a content management company formed for distribution of the full breadth of MEC’s horse racing content.

For further information:

Blake Tohana, Executive Vice-President and Chief Financial Officer Magna Entertainment Corp., 337 Magna Drive, Aurora, ON, L4G 7K1, Tel: (905) 726-7493